December 5, 2025

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

Re:    5.800% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series C due 2056 and 6.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series D due 2056
Ladies and Gentlemen:
We have acted as tax counsel to American Electric Power Company, Inc., a New York corporation (the “Company”) in connection with the issuance and sale of 5.800% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series C due 2056 and 6.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series D due 2056 (collectively, the “Debentures”) issued pursuant to the Junior Subordinated Indenture, dated as of March 1, 2008 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented and amended by the Amended and Restated Supplemental Indenture No. 7, dated as of December 5, 2025 (the “Supplemental Indenture”; the Base Indenture, as supplemented and amended by the Supplemental Indenture, the “Indenture”).
In arriving at the opinion expressed below, we have examined the Registration Statement on Form S-3 (File No. 333-291275) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated November 24, 2025 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated December 3, 2025 relating to the Debentures (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act and the prospectus supplement dated December 3, 2025 relating to the Debentures (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, in each case, including the documents filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Preliminary Prospectus and the Prospectus, as the case may be; the pricing term sheet dated December 3,

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American Electric Power Company, Inc.
December 5, 2025

2025 relating to the Debentures (such pricing term sheet, together with the Preliminary Prospectus, the “Pricing Disclosure Package”) filed by the Company as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act; the Indenture; the officer’s certificate, dated December 5, 2025, delivered pursuant to the Indenture setting forth the terms of the Debentures; the officer’s certificate, dated December 5, 2025, delivered to support this opinion letter (the “Tax Officer’s Certificate”); a duplicate of the debentures representing the Debentures; the underwriting agreement dated December 3, 2025 between the Company and certain banks, as representatives of the underwriters named therein; and the prospectus supplement dated September 25, 2025 (collectively, the “Reviewed Materials”).
In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company.
    Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as of the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. We render no opinion herein as to matters involving any laws other than the federal income tax laws. Any change in applicable laws or the facts and circumstances surrounding the offering of the Debentures, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter.
In this regard, with your consent we have assumed the following:
1.the Debentures will be issued as described in the Prospectus;
2.no transaction, covenant, or condition described in the Prospectus and affecting this opinion letter will be waived by any party;

American Electric Power Company, Inc.
December 5, 2025

3.the statements and representations made in the Tax Officer’s Certificate are true, complete, and correct as of the date of this opinion and will remain true, complete, and correct at all times;
4.any representation or statement made as a belief or made “to the knowledge of” or similarly qualified as to knowledge, reasonableness, or level of effort is correct and accurate, without such qualification; and
5.each of the obligations of the parties described in the Reviewed Materials has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to the level of effort in satisfying such obligations.

Any material variation or difference in the facts from those set forth in the Reviewed Materials may adversely affect the conclusions stated herein.
Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in each of the Pricing Disclosure Package and the Prospectus, we are of the opinion that:
1.The Debentures will be treated as indebtedness for U.S. federal income tax purposes.
2.To the extent that the statements in each of the Pricing Disclosure Package and the Prospectus under the caption “Material United States Federal Income Tax Considerations” purport to describe specific provisions of the Code, or the rules and regulations thereunder, such statements present in all material respects an accurate summary of such provisions.
We express no opinion on any issue relating to the tax consequences of the offering of the Debentures other than the opinion set forth above. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws.
We are furnishing this opinion in connection with the filing of the Prospectus Supplement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange

American Electric Power Company, Inc.
December 5, 2025

Commission as Exhibit 8 to the Registration Statement and to the references in the Prospectus to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP